News Release

FOR IMMEDIATE RELEASE

Core & Main Announces Fiscal 2023 Fourth Quarter and Full-Year Results

ST. LOUIS, March 19, 2024—Core & Main Inc. (NYSE: CNM), a leader in advancing reliable infrastructure with local service, nationwide, today announced financial results for the fourth quarter and fiscal year ended Jan. 28, 2024.

Fiscal 2023 Fourth Quarter Results (Compared with Fiscal 2022 Fourth Quarter)

•Net sales increased 4.8% to $1,440 million
•Gross profit margin decreased 40 basis points to 26.7%
•Net income of $76 million
•Diluted earnings per share increased 9.7% to $0.34
•Adjusted EBITDA (Non-GAAP) decreased 2.4% to $160 million
•Net cash provided by operating activities of $294 million
Fiscal 2023 Results (Compared with Fiscal 2022)
•Net sales increased 0.8% to a record of $6,702 million
•Gross profit margin increased 10 basis points to 27.1%
•Net income of $531 million
•Diluted earnings per share increased 0.9% to $2.15
•Adjusted EBITDA (Non-GAAP) decreased 2.7% to $910 million
•Adjusted EBITDA margin (Non-GAAP) decreased 50 basis points to 13.6%
•Net cash provided by operating activities increased $668 million to a record of $1,069 million
•Opened 4 new locations in underserved markets
•Closed 10 acquisitions during and after the year
•Deployed $1.3 billion of capital to repurchase and retire 45 million shares at an average per share price of approximately $30
•Net Debt Leverage (Non-GAAP) ended the year at 2.1x following significant investments in organic growth, acquisitions and share repurchases
"Fiscal 2023 was an exceptional year for Core & Main given the extraordinary performance we achieved during the preceding two years and considering the softer market conditions that have followed," said Steve LeClair, chairman and chief executive officer of Core & Main.

"Our teams navigated the dynamic environment to deliver strong financial performance, including net sales of over $6.7 billion, Adjusted EBITDA of $910 million and record operating cash flow of approximately $1.1 billion, providing us the capacity to make significant investments in organic and inorganic growth while returning capital to shareholders. We invested $780 million on 10 acquisitions during and after the year to enhance our geographic footprint, expand our product offering and acquire key talent. Each of these businesses is a key source of local knowledge and expertise, and they enhance our competitive position as we grow. We also deployed approximately $1.3 billion of capital to repurchase and retire 45 million shares while maintaining a strong balance sheet capable of investing in future growth."

"I would like to thank our associates, suppliers and customers for their dedication to serving our communities and building reliable infrastructure for generations to come. I would also like to thank the board of directors for appointing me chairman of the board and trusting me to lead this great organization. We have generated a significant amount of momentum for the business in recent months between the acquisitions we completed, the internal investments we made and the value we returned to shareholders, and we look forward to capitalizing on that momentum in fiscal 2024. We have never been better positioned to compete in this highly fragmented industry and execute our strategy to capture market share while driving long-term profitable growth."

Three Months Ended January 28, 2024

Net sales for the three months ended January 28, 2024 increased $66 million, or 4.8%, to $1,440 million compared with $1,374 million for the three months ended January 29, 2023. Net sales increased primarily due to volume growth and acquisitions. Net sales growth for pipes, valves & fittings and storm drainage products benefited from higher volumes primarily related to acquisitions. Net sales for fire protection products increased due to higher volumes and acquisitions partially offset by lower selling prices for steel pipe. Net sales of meter products benefited from higher volumes due to an increasing adoption of smart meter technology by municipalities, acquisitions and an improving supply chain.

Gross profit for the three months ended January 28, 2024 increased $11 million, or 2.9%, to $384 million compared with $373 million for the three months ended January 29, 2023. Gross profit as a percentage of net sales for the three months ended January 28, 2024 was 26.7% compared with 27.1% for the three months ended January 29, 2023. The overall decline in gross profit as a percentage of net sales was primarily attributable to normalization of larger prior year benefits from strategic inventory investments during an inflationary environment partially offset by the execution of our gross margin initiatives.

Selling, general and administrative (“SG&A”) expenses for the three months ended January 28, 2024 increased $17 million, or 8.0%, to $230 million compared with $213 million for the three months ended January 29, 2023. The increase was primarily attributable to an increase of $10 million in personnel expenses along with higher facility and distribution costs related to inflation and acquisitions. SG&A expenses as a percentage of net sales was 16.0% for the three months ended January 28, 2024 compared with 15.5% for the three months ended January 29, 2023. The increase was attributable to inflationary cost impacts, investments to support growth and acquisitions with relatively higher SG&A rates.

Net income for the three months ended January 28, 2024 decreased $8 million, or 9.5%, to $76 million compared with $84 million for the three months ended January 29, 2023. The decrease in net income was primarily attributable to higher SG&A expenses and higher interest expense attributable to an increase in interest rates on our variable-rate debt.

The Class A common stock basic earnings per share for the three months ended January 28, 2024 increased $0.04, or 12.9%, to $0.35 compared with $0.31 for the three months ended January 29, 2023. The Class A common stock diluted earnings per share for the three months ended January 28, 2024 increased $0.03, or 9.7%, to $0.34 compared with $0.31 during the three months ended January 29, 2023. The basic earnings per share increased due to an increase in net income attributable to Core & Main, Inc. partially offset by higher Class A share counts from exchanges of partnership interests of Core & Main Holdings, LP. The diluted earnings per share increased due to lower share counts following the share repurchase transactions executed throughout fiscal 2023 partially offset by a decline in net income.

Adjusted EBITDA for the three months ended January 28, 2024 decreased $4 million, or 2.4%, to $160 million compared with $164 million for the three months ended January 29, 2023. The decrease in Adjusted EBITDA was primarily attributable to higher SG&A expenses. Adjusted EBITDA margin decreased 80 basis points to 11.1% from 11.9% in the prior year period.

Fiscal Year Ended January 28, 2024

Net sales for fiscal 2023 increased $51 million, or 0.8%, to $6,702 million compared with $6,651 million for fiscal 2022. The increase in net sales was primarily attributable to higher selling prices and acquisitions partially offset by a reduction in volume from comparably lower end-market volumes. Net sales declines for pipes, valves & fittings were due to lower end-market volumes partially offset by higher selling prices and acquisitions. Net sales growth for storm drainage products benefited from higher selling prices, volume growth and acquisitions. Net sales for fire protection products declined due to lower selling prices and lower volume partially offset by acquisitions. Net sales of meter products benefited from higher selling prices, higher volumes due to an increasing adoption of smart meter technology by municipalities, acquisitions and an improving supply chain.

Gross profit for fiscal 2023 increased $23 million, or 1.3%, to $1,818 million compared with $1,795 million for fiscal 2022. Gross profit increased due to an increase in net sales and an increase in gross profit as a percentage of net sales. Gross profit as a percentage of net sales for fiscal 2023 was 27.1% compared with 27.0% for fiscal 2022. The overall increase in gross profit as a percentage of net sales was primarily attributable to execution of our gross margin initiatives partially offset by normalization of larger prior year benefits from strategic inventory investments during an inflationary environment.

Selling, general and administrative expenses for fiscal 2023 increased $51 million, or 5.8%, to $931 million compared with $880 million during fiscal 2022. The increase was primarily attributable to an increase of $23 million in personnel expenses along with higher facility and distribution costs related to inflation and acquisitions. SG&A expenses as a percentage of net sales was 13.9% for fiscal 2023 compared with 13.2% for fiscal 2022. The increase was primarily attributable to inflationary costs impacts, investments to support growth and acquisitions with relatively higher SG&A rates.

Net income for fiscal 2023 decreased $50 million, or 8.6%, to $531 million compared with $581 million for fiscal 2022. The decrease in net income was primarily attributable to higher SG&A expense and higher interest expense due to an increase in interest rates on our variable-rate debt.

The Class A common stock basic earnings per share for fiscal 2023 decreased 0.5% to $2.15 compared with $2.16 for fiscal 2022. The Class A common stock diluted earnings per share for fiscal 2023 increased 0.9% to $2.15 compared with $2.13 for fiscal 2022. The decrease in basic earnings per share was primarily attributable to higher Class A share counts from exchanges of partnership interests of Core & Main Holdings, LP partially offset by an increase in net income attributable to Core & Main, Inc. Diluted earnings per share increased due to lower share counts following the share repurchase transactions executed throughout fiscal 2023 partially offset by a decline in net income.

Adjusted EBITDA for fiscal 2023 decreased $25 million, or 2.7%, to $910 million compared with $935 million for fiscal 2022. The decrease in Adjusted EBITDA was primarily attributable to higher SG&A expenses partially offset by higher gross profit. Adjusted EBITDA margin decreased 50 basis points to 13.6% from 14.1% in the prior year period.

Liquidity and Capital Resources

Net cash provided by operating activities for fiscal 2023 was $1,069 million compared with $401 million for fiscal 2022. The $668 million improvement in operating cash flow was primarily driven by inventory optimization efforts in fiscal 2023 partially offset by lower operating income and an increase in interest payments.

Net debt, calculated as gross consolidated debt net of cash and cash equivalents, as January 28, 2024 was $1,892 million. Net Debt Leverage (defined as the ratio of net debt to Adjusted EBITDA for the last 12 months) was 2.1x, an increase of 0.7x from January 29, 2023. The increase in Net Debt Leverage was primarily attributable to higher borrowings under our Senior ABL Credit Facility to fund investments in organic growth, acquisitions and share repurchases throughout fiscal 2023.

As of January 28, 2024, we had $430 million outstanding borrowings on our Senior ABL Credit Facility, which provides for borrowings of up to $1,250 million, subject to borrowing base availability. As of January 28, 2024, after giving effect to approximately $16 million of letters of credit issued under the Senior ABL Credit Facility, Core & Main LP would have been able to borrow approximately $804 million under the Senior ABL Credit Facility, subject to borrowing base availability.

On February 9, 2024, we entered into a $750 million incremental seven-year term loan maturing on February 9, 2031 (the "2031 Senior Term Loan"). The 2031 Senior Term Loan requires quarterly principal payments, payable on the last business day of each fiscal quarter in an amount equal to approximately 0.25% of the original principal amount. The remaining balance is payable upon final maturity of the 2031 Senior Term Loan on February 9, 2031. The 2031 Senior Term Loan bears interest at a rate equal to (i) Term SOFR plus, in each case, an applicable margin of 2.25% or (ii) an alternate base rate plus an applicable margin of 1.25%. The 2031 Senior Term Loan is subject to a Term SOFR "floor" of 0.00%.

On February 12, 2024, we entered into an interest rate swap pursuant to which we will make payments to a third-party based upon a fixed interest rate of 3.913% and receive payments based upon the one-month Term SOFR rate. The interest rate swap has a starting notional amount of $750 million that increases to $1,500 million on July 27, 2026 through the instrument maturity on July 27, 2028. The instrument is intended to reduce our exposure to variable interest rates under the 2031 Senior Term Loan.

Fiscal 2024 Outlook

•Net sales of $7,400 to $7,600 million
•Adjusted EBITDA (Non-GAAP) of $925 to $975 million
•Adjusted EBITDA margin (Non-GAAP) of 12.5% to 12.8%
•Operating Cash Flow Conversion (Non-GAAP) of 60% to 70% of Adjusted EBITDA
"We expect end market volumes to improve in fiscal 2024, providing a foundation for us to gain market share through the execution of our product, customer and geographic expansion initiatives," LeClair continued. "We expect the M&A we completed during and after the year to contribute 6% to 7% of our sales growth in fiscal 2024. We anticipate price contribution will be roughly flat for the year and we expect another 30 to 50 basis points of gross margin normalization from our fiscal 2023 fourth quarter results. Taken altogether, we expect net sales to range from $7.4 to $7.6 billion and we expect Adjusted EBITDA to range from $925 to $975 million. We expect to generate strong operating cash flow in fiscal 2024 and remain committed to deploying capital to initiatives that will result in accelerated growth or value creation for our shareholders."
Conference Call & Webcast Information

Core & Main will host a conference call and webcast on March 19, 2024 at 8:30 a.m. ET to discuss the company's financial results. The live webcast will be accessible via the events calendar at ir.coreandmain.com. The conference call may also be accessed by dialing (833) 470-1428 or +1 (404) 975-4839 (international). The passcode for the live call is 947824. To ensure participants are connected for the full call, please dial in at least 10 minutes prior to the start of the call.

An archived version of the webcast will be available immediately following the call. A slide presentation highlighting Core & Main’s results will also be made available on the Investor Relations section of Core & Main’s website prior to the call.

About Core & Main

Based in St. Louis, Core & Main is a leader in advancing reliable infrastructure™ with local service, nationwide®. As a leading specialized distributor with a focus on water, wastewater, storm drainage and fire protection products, and related services, Core & Main provides solutions to municipalities, private water companies and professional contractors across municipal, non-residential and residential end markets, nationwide. With approximately 335 locations across the U.S., the company provides its customers local expertise backed by a national supply chain. Core & Main’s 5,000 associates are committed to helping their communities thrive with safe and reliable infrastructure. Visit coreandmain.com to learn more.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this press release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include information concerning Core & Main’s financial and operating outlook, as well as any other statement that does not directly relate to any historical or current fact. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “forecasts,” “expects,” “intends,” “plans,” “anticipates,” “projects,” “outlook,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “preliminary,” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. These forward-looking statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to differ materially from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements.

Factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation, declines, volatility and cyclicality in the U.S. residential and non-residential construction markets; slowdowns in municipal infrastructure spending and delays in appropriations of federal funds; our ability to competitively bid for municipal contracts; price fluctuations in our product costs; our ability to manage our inventory effectively, including during periods of supply chain disruptions; risks involved with acquisitions and other strategic transactions, including our ability to identify, acquire, close or integrate acquisition targets successfully; the fragmented and highly competitive markets in which we compete and consolidation within our industry; the development of alternatives to distributors of our products in the supply chain; our ability to hire, engage and retain key personnel, including sales representatives, qualified branch, district and region managers and senior management; our ability to identify, develop and maintain relationships with a sufficient number of qualified suppliers and the potential that our exclusive or limited supplier distribution rights are terminated; the availability of freight; the ability of our customers to make payments on credit sales; changes in supplier rebates or other terms of our supplier agreements; our ability to identify and introduce new products and product lines effectively; the spread of, and response to, public health crises, and the inability to predict the ultimate impact on us; costs and potential liabilities or obligations imposed by environmental, health and safety laws and requirements; regulatory change and the costs of compliance with regulation; changes in stakeholder expectations in respect of ESG and sustainability practices; exposure to product liability, construction defect and warranty claims and other litigation and legal proceedings; potential harm to our reputation; difficulties with or interruptions of our fabrication services; safety and labor risks associated with the distribution of our products; impairment in the carrying value of goodwill, intangible assets or other long-lived assets; interruptions in the proper functioning of our and our third-party service providers' information technology systems, including from cybersecurity threats; our ability to continue our customer relationships with short-term contracts; risks associated with exporting our products internationally; our ability to maintain effective internal controls over financial reporting and remediate any material weaknesses; our indebtedness and the potential that we may incur additional indebtedness that might restrict our operating flexibility; the limitations and restrictions in the agreements governing our indebtedness, the Amended and Restated Limited Partnership Agreement of Core & Main Holdings, LP, as amended, and the Tax Receivable Agreements (each as defined in our Annual Report on Form 10-K for the fiscal year ended January 28, 2024); increases in interest rates; changes in our credit ratings and outlook; our ability to generate the significant amount of cash needed to service our indebtedness; our organizational structure, including our payment obligations under the Tax Receivable Agreements, which may be significant; our ability to sustain an active, liquid trading market for our Class A common stock; and risks related to other factors discussed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 28, 2024.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:
Investor Relations:
Robyn Bradbury, 314-995-9116
InvestorRelations@CoreandMain.com

CORE & MAIN, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Amounts in millions (except share and per share data)

	Three Months Ended		Fiscal Years Ended
	January 28, 2024	January 29, 2023	January 28, 2024	January 29, 2023

Net sales	$1,440	$1,374	$6,702	$6,651
Cost of sales	1,056	1,001	4,884	4,856
Gross profit	384	373	1,818	1,795
Operating expenses:
Selling, general and administrative	230	213	931	880
Depreciation and amortization	38	36	147	140
Total operating expenses	268	249	1,078	1,020
Operating income	116	124	740	775
Interest expense	22	20	81	66
Income before provision for income taxes	94	104	659	709
Provision for income taxes	18	20	128	128
Net income	76	84	531	581
Less: net income attributable to non-controlling interests	13	30	160	215
Net income attributable to Core & Main, Inc.	$63	$54	$371	$366

Earnings per share
Basic	$0.35	$0.31	$2.15	$2.16
Diluted	$0.34	$0.31	$2.15	$2.13
Number of shares used in computing EPS
Basic	181,333,247	172,483,768	172,839,836	169,482,199
Diluted	213,854,692	246,275,118	227,818,077	246,217,004

CORE & MAIN, INC.
CONSOLIDATED BALANCE SHEETS
Amounts in millions (except share and per share data)

	January 28, 2024	January 29, 2023
ASSETS
Current assets:
Cash and cash equivalents	$1	$177
Receivables, net of allowance for credit losses of $12 and $9	973	955
Inventories	766	1,047
Prepaid expenses and other current assets	33	32
Total current assets	1,773	2,211
Property, plant and equipment, net	151	105
Operating lease right-of-use assets	192	175
Intangible assets, net	784	795
Goodwill	1,561	1,535
Deferred income taxes	542	—
Other assets	66	88
Total assets	$5,069	$4,909

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$15	$15
Accounts payable	504	479
Accrued compensation and benefits	106	123
Current operating lease liabilities	55	54
Other current liabilities	94	55
Total current liabilities	774	726
Long-term debt	1,863	1,444
Non-current operating lease liabilities	138	121
Deferred income taxes	48	9
Tax receivable agreement liabilities	706	180
Other liabilities	16	19
Total liabilities	3,545	2,499
Commitments and contingencies
Class A common stock, par value $0.01 per share, 1,000,000,000 shares authorized,191,663,608 and 172,765,161 shares issued and outstanding as of January 28, 2024 and January 29, 2023, respectively	2	2
Class B common stock, par value $0.01 per share, 500,000,000 shares authorized, 9,630,186 and 73,229,675 shares issued and outstanding as of January 28, 2024 and January 29, 2023, respectively	—	1
Additional paid-in capital	1,214	1,241
Retained earnings	189	458
Accumulated other comprehensive income	46	45
Total stockholders’ equity attributable to Core & Main, Inc.	1,451	1,747
Non-controlling interests	73	663
Total stockholders’ equity	1,524	2,410
Total liabilities and stockholders’ equity	$5,069	$4,909

CORE & MAIN, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Amounts in millions

	Fiscal Years Ended
	January 28, 2024	January 29, 2023
Cash Flows From Operating Activities:
Net income	$531	$581
Adjustments to reconcile net cash from operating activities:
Depreciation and amortization	154	148
Equity-based compensation expense	10	11
Other	7	—
Changes in assets and liabilities:
(Increase) decrease in receivables	21	(51)
(Increase) decrease in inventories	328	(149)
(Increase) decrease in other assets	2	(4)
Increase (decrease) in accounts payable	11	(140)
Increase (decrease) in accrued liabilities	4	5
Increase (decrease) in other liabilities	1	—
Net cash provided by operating activities	1,069	401
Cash Flows From Investing Activities:
Capital expenditures	(39)	(25)
Acquisitions of businesses, net of cash acquired	(231)	(128)
Other	—	1
Net cash used in investing activities	(270)	(152)
Cash Flows From Financing Activities:
Repurchase and retirement of partnership interests	(1,344)	—
Distributions to non-controlling interest holders	(41)	(57)
Payments pursuant to Tax Receivable Agreements	(5)	—
Borrowings on asset-based revolving credit facility	665	244
Repayments on asset-based revolving credit facility	(235)	(244)
Repayments of long-term debt	(15)	(15)
Debt issuance costs	—	(2)
Other	—	1
Net cash used in financing activities	(975)	(73)
(Decrease) increase in cash and cash equivalents	(176)	176
Cash and cash equivalents at the beginning of the period	177	1
Cash and cash equivalents at the end of the period	$1	$177

Cash paid for interest (excluding effects of interest rate swap)	$105	$74
Cash paid for income taxes	116	147

Non-GAAP Financial Measures

In addition to providing results that are determined in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"), we present EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Operating Cash Flow Conversion and Net Debt Leverage, all of which are non-GAAP financial measures. These measures are not considered measures of financial performance or liquidity under GAAP and the items excluded therefrom are significant components in understanding and assessing our financial performance or liquidity. These measures should not be considered in isolation or as alternatives to GAAP measures such as net income or net income attributable to Core & Main, Inc., as applicable, cash provided by or used in operating, investing or financing activities or other financial statement data presented in our financial statements as an indicator of our financial performance or liquidity.

We define EBITDA as net income or net income attributable to Core & Main, Inc., as applicable, adjusted for non-controlling interests, depreciation and amortization, provision for income taxes and interest expense. We define Adjusted EBITDA as EBITDA as further adjusted for certain items management believes are not reflective of the underlying operations of our business, including but not limited to (a) loss on debt modification and extinguishment, (b) equity-based compensation, (c) expenses associated with the public offerings and (d) expenses associated with acquisition activities. Net income attributable to Core & Main, Inc. is the most directly comparable GAAP measure to EBITDA and Adjusted EBITDA. We define Adjusted EBITDA margin as Adjusted EBITDA divided by net sales. We define Operating Cash Flow Conversion as net cash provided by (used in) operating activities divided by Adjusted EBITDA for the period presented. We define Net Debt Leverage as total consolidated debt (gross of unamortized discounts and debt issuance costs), net of cash and cash equivalents, divided by Adjusted EBITDA for the last twelve months.

We use EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Operating Cash Flow Conversion and Net Debt Leverage to assess the operating results and effectiveness and efficiency of our business. Adjusted EBITDA includes amounts otherwise attributable to non-controlling interests as we manage the consolidated company and evaluate operating performance in a similar manner. We present these non-GAAP financial measures because we believe that investors consider them to be important supplemental measures of performance, and we believe that these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Non-GAAP financial measures as reported by us may not be comparable to similarly titled metrics reported by other companies and may not be calculated in the same manner. These measures have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. For example, EBITDA and Adjusted EBITDA:

•do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on debt;

•do not reflect income tax expenses, the cash requirements to pay taxes or related distributions;

•do not reflect cash requirements to replace in the future any assets being depreciated and amortized; and

•exclude certain transactions or expenses as allowed by the various agreements governing our indebtedness.

EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Operating Cash Flow Conversion and Net Debt Leverage are not alternative measures of financial performance or liquidity under GAAP and therefore should be considered in conjunction with net income, net income attributable to Core & Main, Inc. and other performance measures such as gross profit or net cash provided by or used in operating, investing or financing activities and not as alternatives to such GAAP measures. In evaluating Adjusted EBITDA, you should be aware that, in the future, we may incur expenses similar to those eliminated in this presentation.

No reconciliation of the estimated range for Adjusted EBITDA, Adjusted EBITDA margin or Operating Cash Flow Conversion for fiscal 2024 is included herein because we are unable to quantify certain amounts that would be required to be included in net income attributable to Core & Main, Inc. or cash provided by or used in operating activities, the most directly comparable GAAP measures, without unreasonable efforts due to the high variability and difficulty to predict certain items excluded from Adjusted EBITDA. Consequently, we believe such reconciliation would imply a degree of precision that would be misleading to investors. In particular, the effects of acquisition expenses cannot be reasonably predicted in light of the inherent difficulty in quantifying such items on a forward-looking basis. We expect the variability of these excluded items may have an unpredictable, and potentially significant, impact on our future GAAP financial results.

The following table sets forth a reconciliation of net income or net income attributable to Core & Main, Inc. to EBITDA and Adjusted EBITDA for the periods presented, as well as a calculation of Adjusted EBITDA margin for the periods presented:

(Dollar amounts in millions)	Three Months Ended		Fiscal Years Ended
	January 28, 2024	January 29, 2023	January 28, 2024	January 29, 2023
Net income attributable to Core & Main, Inc.	$63	$54	$371	$366
Plus: net income attributable to non-controlling interests	13	30	160	215
Net income	76	84	531	581
Depreciation and amortization (1)	38	36	149	143
Provision for income taxes	18	20	128	128
Interest expense	22	20	81	66
EBITDA	$154	$160	$889	$918
Equity-based compensation	2	2	10	11
Acquisition expenses (2)	2	2	6	5
Offering expenses (3)	2	—	5	1
Adjusted EBITDA	$160	$164	$910	$935

Adjusted EBITDA Margin:
Net Sales	$1,440	$1,374	$6,702	$6,651
Adjusted EBITDA / Net Sales	11.1%	11.9%	13.6%	14.1%

(1)Includes depreciation of certain assets which is reflected in “cost of sales” in our Statement of Operations.
(2)Represents expenses associated with acquisition activities, including transaction costs, post-acquisition employee retention bonuses, severance payments, expense recognition of purchase accounting fair value adjustments (excluding amortization) and contingent consideration adjustments.
(3)Represents costs related to secondary offerings reflected in SG&A expenses in our Statement of Operations.

The following table sets forth a calculation of Net Debt Leverage for the periods presented:

(Dollar amounts in millions)	Fiscal Years Ended
	January 28, 2024	January 29, 2023
Senior ABL Credit Facility due July 2026	$430	$—
Senior Term Loan due July 2028	1,463	1,478
Total Debt	$1,893	$1,478
Less: Cash & Cash Equivalents	(1)	(177)
Net Debt	$1,892	$1,301
Twelve Months Ended Adjusted EBITDA	910	935
Net Debt Leverage	2.1x	1.4x